Exhibit 99.1

H. Patrick Dee Chief Executive Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

NEWS RELEASE

First State CEO to Step Down

New Chairman Elected in Scheduled Rotation

Albuquerque, N.M. - December 21, 2009 - First State Bancorporation (NASDAQ:FSNM) today announced that President and Chief Executive Officer Michael R. Stanford is resigning effective December 31. Mr. Stanford will continue to be available to the company in an advisory capacity throughout 2010.

H. Patrick Dee was appointed to succeed Mr. Stanford as President and Chief Executive Officer. Mr. Dee currently serves as Chief Operating Officer of the company and its subsidiary, First Community Bank. This appointment is subject to regulatory approval of the Federal Reserve Bank of Kansas City. Mr. Dee has been associated with First Community Bank in various capacities since 1984, serving for a time as First State's Chief Financial Officer and, since 1996, as its Chief Operating Officer.

The company also announced the scheduled rotation in the position of Chairman of the Board. First State's Board of Directors recently revised the company's bylaws to provide for the rotation of its chairman every three years. As the first scheduled rotation of that position, Garrey E. Carruthers, Ph.D., a board member since June 2008, and Dean of New Mexico State University's College of Business, was elected as the new chairman effective January 29, 2010. This appointment is also subject to regulatory approval of the Federal Reserve Bank of Kansas City. Previously, Dr. Carruthers was President and CEO of Cimarron HealthPlan, and he served as governor of the State of New Mexico from 1987 to 1990. He will replace Leonard J. DeLayo Jr., who will remain on the Board.

"I am proud of having led a small bank in Taos and building it to become the largest state chartered bank in New Mexico," stated Mr. Stanford.  "Five years ago I made plans to retire at this time. After careful consideration, I have decided to proceed with that decision. The Board and I recognize that these challenging times call for new leadership, and I am confident that our management team is well equipped to take the bank forward."

"We sincerely appreciate Mike's many contributions to our company over the years," explained Mr. DeLayo. "We understand that this was a very difficult personal decision for Mike and we agree that the company's current condition, combined with the existing economic climate, requires significant changes. Fortunately, Mike helped assemble a very strong senior management team for First Community Bank, consisting of seven individuals who collectively have almost 170 years of experience with financial institutions. This management team is capable of taking the bank forward, as well as continuing our extensive involvement in the community."

Incoming Chairman Carruthers added, "These are very challenging times for the banking industry. However, it is during such difficult times that we must come together and step up to the challenges. I am eagerly looking forward to leading our Board and our company in the next three years. I know that Pat Dee shares this sense of commitment to the company's future. Pat has a long history with our bank and brings a conservative, hard-working mindset that we believe makes him well suited to lead the company in these challenging times."

Mr. Dee commented, "Our senior management group is determined to improve our performance. We understand the issues and have a very strong management team and excellent staff throughout the bank to help us accomplish our objectives."

First Community Bank's management team is led by:

H. Patrick Dee - President and Chief Executive Officer

Christopher C. Spencer - Senior Vice President and Chief Financial Officer

Theresa A. Gabel - Executive Vice President, Human Resources and Communications

Paul DiPaola - Regional President - Central and Northern New Mexico

Jed Fanning - Executive Vice President and Chief Credit Officer

John Mistler - Regional President - Southern New Mexico and Arizona

Lonnie Talbert - Executive Vice President, Support Operations

ABOUT FIRST STATE

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 40 branches located in New Mexico and Arizona. On Monday, December 21, 2009, First State's stock closed at $0.43 per share. First State's news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State's website at www.fcbnm.com.

Additional Information and Where to Find It

First State's news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State's website at www.fcbnm.com. Investors and securityholders may also obtain these documents free of charge at the SEC's website at www.sec.gov.